Pricing Supplement Dated September 17, 2007	Rule 424 (b) (3)

(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	6.00%

Effective Dates:	9-17-2007 through	9-23-2007